As filed with the Securities and Exchange Commission on November 13, 2003
		Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

	FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

V.F. CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	2320	23-1180120
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

105 Corporate Center Blvd. Greensboro, North Carolina 27408 (336) 424-6000
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)
Candace S. Cummings, Esq. General Counsel 105 Corporate Center Blvd. Greensboro, North Carolina 27408 (336) 424-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Sarah Beshar, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6% Notes due 2033	$ 300,000,000	100%	$ 300,000,000	$ 24,270
(1) Determined pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated            , 2003

Prospectus
November   , 2003

$300,000,000

V.F. Corporation

     Offer to Exchange

$300,000,000 6% New Notes due 2033

for

$300,000,000 6% Notes due 2033

     We are offering to exchange up to $300,000,000 of our 6% notes due 2033 (the “New Notes”), which will be registered under the Securities Act of 1933, as amended, for up to $300,000,000 of our existing 6% notes due 2033 (the “Old Notes”). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.

     The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                  , 2003, unless extended.

To exchange your Old Notes for New Notes:

  You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York City time, on                      , 2003.
  If your Old Notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your DTC account will be changed to reject your exchange of Old Notes for New Notes.

  You should read the section called “The Exchange Offer” for additional information on how to exchange your Old Notes for New Notes.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until 180 days after expiration, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO INVESTORS

     Based on interpretations of the staff of the SEC set forth in no-action letters issued to third parties, we believe that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder (other than broker-dealers, as set forth below, and any holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act) without further registration under the Securities Act and without delivery to prospective purchasers of a prospectus pursuant to the provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the New Notes. Eligible holders wishing to accept the exchange offer must represent to us in the letter of transmittal that these conditions have been met. See “The Exchange Offer—Procedures for Tendering.”

     Each broker-dealer who holds Old Notes acquired for its own account as a result of market-making or other trading activities and who receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received for the broker-dealer’s own account in exchange for Old Notes where Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. For a period of up to 180 days after the expiration date, we will make this prospectus available to those broker-dealers (if they so request in the letter of transmittal) for use in connection with those resales. See “Plan of Distribution.”

     The Old Notes and the New Notes constitute new issues of securities with no established public trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system. There can be no assurance that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. We have been advised by the initial purchasers of the Old Notes that they intend to make a market in the New Notes; however, these entities are under no obligation to do so and any market making activities with respect to the New Notes may be discontinued at any time. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities.

     Any Old Notes not tendered or accepted in the exchange offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the exchange offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof, and we will have no further obligation to those holders, under the exchange and registration rights agreement, to provide for the registration under the Securities Act of the Old Notes. There may be no trading market for the Old Notes.

     We will not receive any proceeds from, and have agreed to bear the expenses of, the exchange offer. No underwriter is being used in connection with the exchange offer.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of those jurisdictions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available under the name “V F Corp” over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

  incorporated documents are considered part of this prospectus;

  we can disclose important information to you by referring you to those documents; and

  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

     We incorporate by reference the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus and prior to the earlier of the 180th day after the expiration date or such time as broker-dealers no longer own any New Notes:

(1)	our Annual Report on Form 10-K for the fiscal year ended January 4, 2003;
(2)	our Quarterly Report on Form 10-Q for the quarter ended April 5, 2003;
(3)	our Quarterly Report on Form 10-Q for the quarter ended July 5, 2003;
(4)	our Quarterly Report on Form 10-Q for the quarter ended October 4, 2003; and
(5)	our Current Reports on Form 8-K filed on July 7, 2003 and August 27, 2003.

     You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreement and other agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

V.F. Corporation
105 Corporate Center Blvd.
Greensboro, North Carolina 27408
Attention: Investor Relations
Telephone: (336) 424-6000

     We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-4 with respect to the New Notes issuable pursuant to the exchange offer. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which reference is hereby made.

SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. More detailed information appears elsewhere in this prospectus and in our consolidated financial statements and accompanying notes that we incorporate by reference. “The Exchange Offer” and the “Description of New Notes” sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the New Notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus. Unless the context clearly implies otherwise, the words “company,” “we,” “our,” “ours,” “us” and “V.F.” refer to V.F. Corporation.

THE EXCHANGE OFFER

New Notes	$300,000,000 in principal amount of our new 6% notes due 2033.

The Exchange Offer	We are offering to issue the New Notes in exchange for a like principal amount of outstanding Old Notes that we issued on October 14, 2003. We are offering to issue the New Notes to satisfy our obligations contained in the exchange and registration rights agreement we entered into when we sold the Old Notes in transactions pursuant to Rule 144A and Regulation S under the Securities Act. The Old Notes were subject to transfer restrictions that will not apply to the New Notes so long as you are acquiring the New Notes in the ordinary course of your business, you are not participating in a distribution of the New Notes and you are not an affiliate of ours.

Maturity Date	October 15, 2033.

Interest Payment Dates	April 15 and October 15 of each year, beginning April 15, 2004.

Ranking	The New Notes are our unsecured obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness.

Optional Redemption

We may redeem the New Notes, in whole or in part at any time at a redemption price equal to the greater of:

  100% of the principal amount being redeemed, or

  the sum of the present value of the remaining scheduled payments of principal and interest on the New Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at an “adjusted treasury rate” (as defined below under “Description of the New Notes - Optional Redemption”) plus 15 basis points plus, in either case, accrued and unpaid interest on the New Notes to the redemption date.

Restrictive Covenants	We will issue the New Notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
  incur debt secured by liens and

  engage in sale and leaseback transactions.

For more details, see the section under the heading “Description of the New Notes—Covenants” in the prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes. The net proceeds from the issuance of the Old Notes were used to repay commercial paper, with rates between 1.15% and 1.22%, incurred to finance the Nautica acquisition.

Denominations and Issuance of New Notes	The New Notes will be issued only in registered form without interest coupons, in denominations that are even multiples of $1,000.

Tenders, Expiration Date, Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on,               2003, unless it is extended. To tender your Old Notes, you must follow the detailed procedures described under the heading “The Exchange Offer—Procedure for Tendering” including special procedures for certain beneficial owners and broker-dealers. If you decide to exchange your Old Notes for New Notes, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the New Notes. If you decide to tender your Old Notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Consequences	Your exchange of Old Notes for New Notes pursuant to the exchange offer will not result in a gain or loss to you. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank Trust National Association is the exchange agent for the exchange offer.

Failure to Exchange Your Old Notes	If you fail to exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to transfer restrictions and you will not have any further rights under the exchange and registration rights agreement, including any right to require us to register your Old Notes or to pay any additional interest.

Trading Market

To the extent that Old Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. There may be no trading market for the Old Notes.

We cannot assure you that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. For more details, see “Notice to Investors.”

Accounting Treatment	We will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the New Notes.

V.F. CORPORATION

     V.F. Corporation, through its operating subsidiaries, designs, manufactures and markets branded jeanswear, intimate apparel, sportswear, occupational apparel, outdoor apparel and equipment, children’s playwear and other apparel. V.F. Corporation, organized in 1899, oversees the operations of its individual businesses, providing them with financial and administrative resources.

     The Company manages its business through consumer-focused marketing units that support specific brands. Management of the individual marketing units has the responsibility to build and develop their brands within guidelines established by Company management. Marketing units with generally similar products have been grouped together into four reportable business segments - Consumer Apparel, Occupational Apparel, Outdoor Apparel and Equipment, and All Other.

NO CASH PROCEEDS TO THE COMPANY

     This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement. We will not receive any proceeds from the issuance of the New Notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the New Notes as contemplated in the registration statement of which this prospectus is a part, we will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under “The Exchange Offer—Terms of the Exchange Offer.” The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in our outstanding debt. The net proceeds from the issuance of the Old Notes were used to repay commercial paper, with rates between 1.15% and 1.22%, incurred to finance the Nautica acquisition.

CAPITALIZATION OF V.F. CORPORATION

     The following table sets forth the unaudited consolidated summary capitalization at October 4, 2003 of V.F. Corporation. The table should be read in conjunction with our consolidated financial statements and related notes and other financial data included in our Annual Report on Form 10-K for the fiscal year ended January 4, 2003, and our Quarterly Report on Form 10-Q for the nine month period ended October 4, 2003, each incorporated by reference herein.

At October 4,
2003*

(In Millions)
Cash and equivalents	$217

Short-term debt (including current portion of long-term debt)	$227
Long-term debt	911

Total debt	1,138
Redeemable preferred stock	31
Common shareholders’ equity
Common stock, par value $1 per share	108
Additional paid-in capital	938
Accumulated other comprehensive loss	(182)
Retained earnings	989

Total common shareholders’ equity	1,853

Total debt, redeemable preferred stock and common shareholders’ equity	$3,022

____________
* The impact of the offering of the Old Notes is reflected in the table.

SELECTED FINANCIAL INFORMATION

     The following selected financial data for the fiscal years ended December 30, 2000, December 29, 2001 and January 4, 2003 (except for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends) are derived from the consolidated financial statements of the Company, which have been audited by PricewaterhouseCoopers LLP, independent accountants, for the fiscal years 2000, 2001 and 2002. The selected financial information below for the fiscal years ended January 2, 1999 and January 1, 2000 was derived from the Company’s internal accounting records. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal years ended January 2, 1999 and January 1, 2000, but not the impact on those periods of reclassification related to the Company’s 2002 discontinued operations which is reflected below. The selected financial data for the nine month periods ended October 4, 2003 and September 28, 2002, respectively, are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine month period ended October 4, 2003 are not necessarily indicative of the results that may be expected for the entire 2003 fiscal year. The data should be read in conjunction with our consolidated financial statements, related notes, and other financial information included in our Annual Report on Form 10-K for the fiscal year ended January 4, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended April 5, 2003, July 5, 2003, and October 4, 2003 incorporated by reference herein.

	Nine Months Ended						Fiscal Years Ended

	October 4,		September 28,		January 4,		December 29,		December 30,		January 1,		January 2,
	2003		2002		2003*		2001**		2000***		2000		1999

					(In millions, except per share and ratio data)
Income Statement Data:
Net sales	$3,820		$3,773		$5,084		$5,220		$5,403		$5,194		$5,090
Operating income	483		506		622		454		506		638		670
Interest expense	43		57		71		93		89		72		62
Other income, net	7		7		11		8		10		16		3
Income from continuing operations
before income taxes	447		456		562		369		427		583		611
Income taxes	155		162		197		152		161		224		234
Income from continuing operations	292		294		364		217		266		359		377
Discontinued operations	—		2		8		(79)		1		7		11
Cumulative effect of change in
accounting policies	—		(527)		(527)		—		(7)		—		—
Net income (loss)	292		(231)		(155)		138		260		366		388
Per common share data:
Earnings – Basic
Income from continuing
operations	$2.70		$2.61		$3.26		$1.90		$2.29		$2.98		$3.07
Discontinued operations	—		0.02		0.08		(0.71)		0.01		0.06		0.10
Cumulative effect of change in
accounting policies	—		(4.82)		(4.83)		—		(0.06)		—		—
Net income (loss)	2.70		(2.19)		(1.49)		1.19		2.25		3.04		3.17
Earnings - Diluted
Income from continuing
operations	$2.65		$2.60		$3.24		$1.89		$2.26		$2.93		$3.01
Discontinued operations	—		0.02		0.07		(0.69)		0.01		0.06		0.09
Cumulative effect of change in
accounting policies	—		(4.68)		(4.69)		—		(0.06)		—		—
Net income (loss)	2.65		(2.05)		(1.38)		1.19		2.21		2.99		3.10
Cash dividends	$0.75		$0.72		$0.97		$0.93		$0.89		$0.85		$0.81
Average number of common and
common equivalent shares:
Basic	108		109		109		111		114		119		121
Diluted	110		113		112		115		117		122		125
Ratio of earnings to fixed charges(1)	8.6	x	7.3	x	7.1	x	4.2	x	4.9	x	7.2	x	8.2	x
Ratio of earnings to combined fixed
charges and preferred stock dividends(2)	8.4	x	7.1	x	6.9	x	4.1	x	4.7	x	7.0	x	7.9	x

	Nine Months Ended			Fiscal Years Ended

	October 4,	September 28,	January 4,	December 29,	December 30,	January 1,	January 2,
	2003	2002	2003*	2001**	2000***	2000	1999

			(In millions, except per share and ratio data)
Balance Sheet Data:
Working capital	$1,263	$1,124	$1,200	$1,218	$1,104	$764	$815
Intangible assets	1,061	475	473	998	1,051	938	895
Total assets	4,281	3,499	3,503	4,103	4,358	4,027	3,837
Short-term debt	225	57	61	78	147	409	245
Current portion of long-term debt	2	1	1	1	114	5	1
Long-term debt	911	602	602	904	905	518	522
Redeemable preferred stock, net	31	40	37	44	41	37	34
Common shareholders’ equity	1,853	1,703	1,658	2,113	2,192	2,164	2,066
Cash Flow Data:
Depreciation	$77	$81	$107	$122	$125	$123	$116
Goodwill amortization and other	1	—	2	34	34	30	28
Cash provided by operations	41	388	646	601	434	384	383
(1)	For purposes of this ratio, earnings are based on income from continuing operations before taxes and before fixed charges. Fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense.
(2)	For purposes of this ratio, earnings are based on income from continuing operations before taxes and before fixed charges. Fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense. Preferred stock dividends relate to the outstanding Series B Convertible Preferred Stock held by the Employee Stock Ownership Plan.
*	Net income in 2002 includes $16.5 million ($.14 per share) of net restructuring charges.
**	Net income in 2001 includes $81.3 million ($.71 per share) of net restructuring charges.
***	Net income in 2000 includes $73.3 million ($.63 per share) of net restructuring charges.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

     We have included or incorporated by reference in this Offering Memorandum “forward-looking statements” within the meaning of the federal securities laws. This includes statements concerning plans, objectives, projections and expectations relating to the Company’s operations or economic performance, and assumptions related thereto.

     Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

     Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company’s business; our ability to integrate new acquisitions successfully; additional terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations, other external economic and political factors and other factors over which we have no control.

DESCRIPTION OF THE NEW NOTES

General

     The Old Notes were, and the New Notes will be, governed by the indenture which is a contract between us and The Bank of New York (successor to United States Trust Company of New York), which acts as trustee. The trustee’s main role is to enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “— Events of Default—Remedies if an event of default occurs.” U.S. Bank Trust National Association acts as registrar, paying agent and authenticating agent, and performs administrative duties for us, such as sending you interest payments, transferring your New Notes to a new buyer if you sell and sending you notices. The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the New Notes are governed by New York law. See “Where You Can Find Additional Information” for information on how to obtain a copy of the indenture.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.

     The Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers and amendments.

     The following description of the material provisions of the indenture and the New Notes is a summary only. More specific terms as well as the definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture and the New Notes. We have also included references in parentheses to certain sections of the indenture. Because this section is a summary, it does not describe every aspect of the New Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.

Principal, Maturity and Interest

     The New Notes will be general unsecured obligations of the Company. The New Notes will be initially limited to $300,000,000 aggregate principal amount. However, the indenture does not limit the aggregate principal amount of debt securities we may issue, and we may issue additional New Notes in amounts that exceed the initial amount at any time, without your consent and without notifying you. The New Notes are not entitled to any sinking fund.

     The New Notes will mature on October 15, 2033. The New Notes will bear interest at the rate per annum shown on the front cover of this prospectus from October 14, 2003, payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2004. Interest on the New Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Principal, any premium and interest on the New Notes will be payable, and the New Notes may be presented for registration of transfer and exchange, at the office of the registrar or another office or agency of the Company as determined by us. At our option, payment of interest may be made by check mailed to the holders at the addresses appearing in the registry books maintained by the registrar for the New Notes.

Optional Redemption

We may redeem the New Notes in whole or in part at any time at a redemption price equal to the greater of:

  100% of the principal amount being redeemed; or

  the sum, as determined by a quotation agent appointed by us, of the present value of the remaining scheduled payments of principal and interest on the New Notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “adjusted treasury rate”, plus 15 basis points.

plus, in either case, accrued and unpaid interest to the date of redemption.

     The “adjusted treasury rate” for any redemption date means the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue”, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the “comparable treasury price” for such redemption date. The semi-annual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

     The “comparable treasury issue” is a United States treasury security, selected by the quotation agent, having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized in accordance with customary financial practice in pricing new issues of corporate notes of comparable maturity to the remaining term of the New Notes.

     The “quotation agent” is the “reference treasury dealer” appointed by us. The “reference treasury dealer” means:

  Citigroup Global Markets, Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer (a “primary treasury dealer”), the Company shall substitute the reference treasury dealer for another primary treasury dealer; and

  any other primary treasury dealer selected by us.

     The “comparable treasury price” for any redemption date means the average of the reference treasury dealer quotations for such redemption date, provided that if three or more reference treasury dealer quotations are obtained, the highest and lowest of such quotations shall be excluded from the calculation.

     The “reference treasury dealer quotations” means, for each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. Eastern Standard time on the third business day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the New Notes to be redeemed.

     Unless the Company defaults in payment of the redemption price on or after the redemption date, interest will cease to accrue on the New Notes called for redemption.

Legal Ownership—“Street Name” and Other Indirect Holders

     Investors who hold New Notes in accounts at banks or brokers will generally not be recognized by us as legal holders of New Notes. This is called holding in “street name”. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its New Notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the New Notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold New Notes in “street name”, you should check with your own institution to find out:

  How it handles note payments and notices.

  Whether it imposes fees or charges.

  How it would handle voting if ever required.

  Whether and how you can instruct it to send you New Notes registered in your own name so you can be a direct holder as described below.

  How it would pursue rights under the New Notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of New Notes. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold New Notes in that manner or because the New Notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Global Notes

     A global note is a special type of indirectly held security, as described above under “Legal Ownership—‘Street Name’ and Other Indirect Holders”. For global notes the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global note be registered in the name of a financial institution we select and by requiring that the New Notes included in the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the “depositary”. Any person wishing to own a New Note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

     Special investor consideration for global notes. As an indirect holder, an investor’s rights relating to a global note will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to New Notes transfers. We do not recognize this type of investor as a holder of New Notes and instead deal only with the depositary that holds the global note.

An investor should be aware that for the New Notes issued only in the form of global notes:

  The investor cannot get New Notes registered in his or her own name.

  The investor cannot receive physical certificates for his or her interest in the New Notes.

  The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the New Notes and protection of his or her legal rights relating to the New Notes. See “Legal Ownership‘Street Name’ and Other Indirect Holders.”

  The investor may not be able to sell interests in the New Notes to some insurance companies and other institutions that are required by law to own their New Notes in the form of physical certificates.

  The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global note. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global note. We and the trustee also do not supervise the depositary in any way.

  Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global note be purchased or sold within its system using same-day funds. This difference could have some effect on how global note interests trade, but we do not know what that effect will be.

     Special situations when global notes will be terminated. In a few special situations described later, the global note will terminate and interests in it will be exchanged for physical certificates representing New Notes. After that exchange, the choice of whether to hold New Notes directly or in “street name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in New Notes transferred to their own name, so that they will be direct holders. The rights of “street name” investors and direct holders in the New Notes have been previously described in the subsections entitled “Legal Ownership—‘Street Name’ and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global note are:

  when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

  when we notify the trustee that we wish to terminate the global note; or

  when an event of default on the New Notes has occurred and has not been cured. (Defaults are discussed later under “Events of Default”.)

     When a global note terminates, the depositary (and not the Company or the trustee) is responsible for identifying the institutions that will be the initial direct holders. (Section 305)

Book-Entry; Delivery and Form

     Global Notes. The New Notes will be issued in the form of one or more registered notes in global form, without interest coupons and will be deposited on the issue date with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

     Certain Book-Entry Procedures for the Global Notes. The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including certain of the Initial Purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     Pursuant to procedures established by DTC, upon deposit of each of the global notes, DTC will credit the accounts of participants with an interest in the global notes. Ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that some types of purchasers of securities take physical delivery securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive note in respect of the interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of New Notes under the indenture or the global note.

     We understand that under existing industry practice, in the event that we request any action of holders of New Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither the trustee nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the New Notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any New Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the New Notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the New Notes, including the global notes, are registered as the owners of the New Notes for the purpose of receiving payment on the New Notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

In the remainder of this description “you” means direct holders and not “street name” or other indirect holders of New Notes. Indirect holders should read the previous subsection entitled “Legal Ownership‘Street Name’ and Other Indirect Holders”.

Overview of Remainder of this Description

The remainder of this description summarizes:

  Additional mechanics relevant to the New Notes under normal circumstances, such as how we give notice and where we make payments;

  Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the New Notes;

  Promises we make to you about how we will run our business, or business actions we promise not to take (known as “restrictive covenants”); and

  Your rights if we default or experience other financial difficulties.

Additional Mechanics—Form

The New Notes will be issued:

  only in registered form;

  without interest coupons; and

  in denominations that are even multiples of $1,000. (Section 302)

     You may exchange or transfer New Notes at the office of the registrar. The registrar acts as our agent for registering Notes in the names of holders and transferring Notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar”. It will also perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange New Notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

     We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Payment and Paying Agents

     We will pay interest to you if you are a direct holder of the New Notes semi-annually at the close of business on the April 1 and October 1, prior to the payment date, even if you no longer own the New Notes on the interest due date. This date is called the “regular record date”. (Section 307)

     Holders buying and selling New Notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the New Notes to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest”.

     Payment of interest, principal and any other money due on the New Notes will be made at the office or agency of the Company maintained for that purpose. That office is currently located at U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, N.Y. 10005. You must make arrangements to have your payments picked up at, or wired from, that office. We may also choose to pay interest by mailing checks.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices, and may cancel or change these offices. These offices are called “paying agents”. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents. (Section 1002)

Notices

     Notices regarding the New Notes will be sent only to direct holders, using their addresses as listed in the registrar’s records. (Sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations—Mergers and Similar Events

     We may not consolidate with or merge into any other person (as defined in the indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

  the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes our obligations on the New Notes and under the indenture;

  after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing; and

  after giving effect to such transaction, neither we nor the successor person, as the case may be, would immediately thereafter have outstanding indebtedness secured by any Mortgage not permitted by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the New Notes equally and ratably with (or prior to) any indebtedness secured thereby. (Section 801)

Modification and Waiver

There are three types of changes we can make to the indenture and the New Notes:

  Changes requiring your approval. First, the following is a list of the types of changes that cannot be made to the New Notes without your approval:
    change the stated maturity of the principal or interest on a New Note;

    reduce any amounts due on a New Note;

    reduce the amount of principal payable upon acceleration of the maturity of a New Note following a default;

    change the place or currency of payment on a New Note;

    impair your right to sue for payment;

    reduce the percentage of holders of New Notes whose consent is needed to modify or amend the indenture;

    reduce the percentage of holders of New Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

    modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

  Changes requiring a majority vote. The second type of change to the indenture is the kind that requires a vote in favor by holders of New Notes and Old Notes owning a majority of the principal amount. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the New Notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later on this page, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the New Notes listed in the first category described previously above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 513 and 902)

  Changes not requiring approval. The third type of change does not require any vote by holders of New Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the New Notes.

     New Notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New Notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance”. (Section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the New Notes or request a waiver.

Covenants

     In the indenture, we agree to restrictions that limit our own as well as our subsidiaries’ ability to create liens or enter into sale and leaseback transactions.

     Restrictions on mortgages and other liens. We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the New Notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the New Notes then existing or thereafter created) shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to:

     (i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     (ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which Debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition of completion of such improvements or construction or commencement of full operation of such property;

     (iii) Mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

     (iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

     (v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

     (vi) Mortgages existing on the date of the indenture; and

     (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

     Notwithstanding the above, we and any one or more Subsidiaries may, without securing the New Notes, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the latest fiscal year. (Section 1008)

     Restrictions on Sale and Leaseback Transactions. Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

     (i) the Company or such Restricted subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the New Notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under “Restrictions on mortgages and other liens” or

     (ii) an amount in cash equal to such Attributable Debt is applied to the retirement of funded-non-subordinated Debt of the Company or a Restricted Subsidiary. (Section 1009)

The restrictions described above do not apply to:

     (i) such transactions involving leases for less than three years,

     (ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

     (iii) leases of a Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

     Certain definitions relating to our restrictive covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

     “Principal Property” is defined as any manufacturing plant or facility located within the United States of America (other than its territories and possessions) and owned by the Company or any subsidiary, except any such plant or facility which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Debt” is defined as indebtedness for money borrowed.

“Mortgage” is defined as any mortgage, pledge, lien or other encumbrance.

“Attributable Debt” is defined as the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Subsidiary” is defined to mean any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.

“Restricted Subsidiary” is defined as a Subsidiary which owns or leases any Principal Property. (Section 101)

Defeasance

     Full defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations of the New Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

  We must deposit in trust for your benefit and the benefit of all other direct holders of the New Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the New Notes on their various due dates.

  There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the New Notes any differently than if we did not make the deposit and just repaid the New Notes ourselves.

  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the New Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     Covenant defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the New Notes. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the New Notes. In order to achieve covenant defeasance, we must do the following:

  We must deposit in trust for your benefit and the benefit of all other direct holders of the New Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the New Notes on their various due dates.

  We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the New Notes any differently than if we did not make the deposit and just repaid the New Notes ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture and the New Notes would no longer apply:

  Our promises regarding conduct of our business previously described under “Covenants,” and any other covenants applicable to the New Notes and described in this prospectus.

  The conditions that apply when we merge or engage in similar transactions, as previously described under “Mergers and Similar Events.”

  The events of default relating to breach of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default”.

     If we accomplish covenant defeasance, you can still look to us for repayment of the New Notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the New Notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Ranking

     The New Notes are not secured by any of our property of assets. Accordingly, your ownership of New Notes means you are one of the Company’s unsecured creditors. The New Notes are not subordinated to any of the Company’s other debt obligations and therefore they rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

The term “event of default” means any of the following:

  we do not pay interest on a New Note within 30 days of its due date;

  we do not pay the principal or any premium on a New Note on its due date;

  we remain in breach of a restrictive covenant or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of New Notes and Old Notes;

  other debt of ours totaling $50,000,000 or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph; or

  we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

     Remedies if an event of default occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the New Notes and Old Notes may declare the entire principal amount of all the New Notes and Old Notes to be due and immediately payable. This is called a declaration of acceleration of maturity, If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all New Notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the New Notes and Old Notes. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding New Notes and Old Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the New Notes, the following must occur:

  you must give the trustee written notice that an event of default has occurred and remains uncured;

  the holders of 25% in principal amount of all outstanding securities must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

  the holders of a majority in principal amount of all outstanding securities of the relevant series must not have given the trustee any direction inconsistent with that request; and

  the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (Section 507)

     You are, however, entitled at any time to bring a lawsuit for the payment of money due on your New Notes on or after its due date. (Section 508)

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the New Notes, or else specifying any default. (Section 1004)

Regarding the Trustee

     The trustee’s current address is The Bank of New York, 100 Church Street, 8th Floor - Dealing & Trading, New York, New York 10286.

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (Section 601)

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company or any affiliate. If it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 608 and 613)

THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The Old Notes were sold by us on October 14, 2003 to the initial purchasers pursuant to a purchase agreement, dated October 8, 2003, between us and the initial purchasers of the Old Notes. The initial purchasers subsequently sold the Old Notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act in reliance on Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the Old Notes, V.F. Corporation and the initial purchasers entered into the exchange and registration rights agreement. Pursuant to the exchange and registration rights agreement, we agreed that we would:

  file with the SEC, on or prior to 90 days after the closing date, which is the date we delivered the Old Notes to the initial purchasers, a registration statement under the Securities Act with respect to the New Notes; and

  use our reasonable best efforts to cause such registration statement to become effective under the Securities Act as soon as practicable but not later than 180 days after the closing date.

     We agreed to issue and exchange New Notes for all Old Notes validly tendered and not withdrawn before the expiration of the exchange offer. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the exchange and registration rights agreement and the purchase agreement. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, it is contemplated that we will instead file a shelf registration statement covering resales by the holders of the Old Notes and will use our reasonable best efforts to cause such shelf registration statement to become effective no later than 120 days after filing and to keep such shelf registration statement effective for a maximum of two years from after the shelf registration becomes effective.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to the expiration date.

     For each $1000 principal amount of Old Notes properly tendered and not withdrawn before the expiration date, we will give you $1000 principal amount of New Notes.

The form and terms of the New Notes are the same as the form and terms of the Old Notes except that:

  the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof; and

  holders of the New Notes will not be entitled to any of the exchange and registration rights of holders of Old Notes under the exchange and registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

     The New Notes will evidence the same indebtedness as the Old Notes, which they replace, and will be issued under, and be entitled to the benefits of, the indenture which also authorized the issuance of the Old Notes, such that the New Notes and the Old Notes will be treated as a single class of securities under the indenture.

     As of the date of this prospectus, $300,000,000 aggregate principal amount of our Old Notes are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on                   , 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the exchange offer.

     Holders of the Old Notes do not have any appraisal or dissenters’ rights under the Business Corporation Law of Pennsylvania or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered Old Notes when, and if, we have given oral or written notice thereof to U.S. Bank Trust National Association, the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the New Notes from the Company.

     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer, We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time, on                , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

     If we determine to extend the exchange offer, we will, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date:

  notify the exchange agent of any extension by oral or written notice; and

  issue a press release or other public announcement which shall include disclosure of the approximate number of Old Notes deposited to date.

We reserve the right, in our sole discretion:

  to delay accepting any Old Notes;

  to extend the exchange offer; or

  if, in the opinion of our counsel, the consummation of the exchange offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Resale of the New Notes

With respect to the New Notes, based upon interpretations by the staff of the SEC set forth in certain no-action letters issued to third parties, we believe that a holder who exchanges Old Notes for New Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the New Notes, and who is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

     If any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in the distribution of the New Notes, such holder:

  cannot rely on the position of the staff of the SEC enumerated in such no-action letters issued to third parties; and

  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker- dealer in connection with resales of any New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities. We will make this prospectus, as it may be amended or supplemented from time to time, available to any such broker- dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 180 days after the expiration date. See “Plan of Distribution.”

Procedures for Tendering

To tender in the exchange offer, a holder of Old Notes must either:

  complete, sign and date the letter of transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent; or

  if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an agent’s message (as defined below) to the exchange agent in lieu of the letter of transmittal, in either case for receipt on or prior to the expiration date.

In addition, either:

  certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal;

  a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, along with the letter of transmittal or an agent’s message, as the case may be, must be received by the exchange agent prior to the expiration date; or

  the holder must comply with the guaranteed delivery procedures described below.

     The term “agent’s message” means a message, transmitted to the exchange agent’s account at DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that such account has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that the Company may enforce the letter of transmittal against such participant. To be tendered effectively, the letter of transmittal and other required documents, or an agent’s message in lieu thereof, must be received by the exchange agent at the address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of Old Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any Old Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner(s) of the Old Notes whose Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner’s behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner’s Old Notes:

  make appropriate arrangements to register ownership of the Old Notes in such owner’s name; or

  obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the Old Notes tendered pursuant thereto are tendered:

  by a registered holder who has not completed the box titled “Special Delivery Instruction” on the letter of transmittal; or

  for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by an eligible institution, which is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” (within the meaning of Rule 17Ad-15 under the Exchange Act) which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder’s name appears on such Old Notes.

     In connection with any tender of Old Notes in definitive certified form, if the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may utilize DTC’s Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right:

  to reject any and all Old Notes not properly tendered and any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful; and

  to waive any defects, irregularities or conditions of tender as to particular Old Notes.

     Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities in connection with tenders of Old Notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering Old Notes pursuant to the exchange offer, each holder of Old Notes will represent to us that, among other things:

  the New Notes to be acquired by such holder of Old Notes in connection with the exchange offer are being acquired by such holder in the ordinary course of business of such holder;

  such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes;

  such holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

  such holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of ours.

     If the tendering holder is a broker-dealer that will receive New Notes for such holder’s own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the letter of transmittal that such holder will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Return of Old Notes

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

  a properly completed and duly executed letter of transmittal and all other required documents, or an agent’s message in lieu thereof.

     If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or otherwise non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book- entry transfer procedures described below, such Old Notes will be credited to an account maintained with DTC) as promptly as practicable.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or an agent’s message in lieu of a letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     If a holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available or the holder cannot deliver its Old Notes (or complete the procedures for book-entry transfer), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, a holder may effect a tender if:

  the tender is made through an eligible institution;

  prior to the expiration date, the exchange agent receives from such eligible institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if applicable) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date:

       (1) the letter of transmittal (or a facsimile thereof), or an agent’s message in lieu thereof,

       (2) the certificate(s) representing the Old Notes in proper form for transfer or a book- entry confirmation, as the case may be, and

        (3) any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  such properly executed letter of transmittal (or facsimile thereof), or an agent’s message in lieu thereof, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must:

  specify the name of the person having deposited the Old Notes to be withdrawn;

  identify the Old Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Old Notes); and

  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees).

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

     Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued with respect thereto, unless the Old Notes so withdrawn are validly re-tendered. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Termination of Certain Rights

     All registration rights under the exchange and registration rights agreement accorded to holders of the Old Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the exchange offer. However, for a period of up to 180 days after the expiration date of the exchange offer, we will keep the registration statement effective and provide copies of the latest version of the prospectus to any broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any resale by such broker-dealer of New Notes received for its own account pursuant to the exchange offer in exchange for Old Notes acquired for its own account as a result of market-making or other trading activities.

Exchange Agent

     U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a copy of the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Mail or Hand/Overnight Delivery:	By Facsimile:
U.S. Bank Trust National Association 60 Livingston Avenue St. Paul, MN 55107 Attn.: Specialized Finance	(651) 495-8158 Confirm by Telephone: (800) 934-6802

     U.S. Bank Trust National Association also serves as Registrar, Paying Agent and Authenticating Agent under the indenture.

Fees and Expenses

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by our officers and regular employees or those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and the Trustee, accounting and legal fees, and printing costs, will be paid by us.

     We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequence of Failure to Exchange

     Participation in the exchange offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Old Notes that are not exchanged for the New Notes pursuant to the exchange offer will remain “restricted securities” within the meaning of Rule 144(a) (3) (iv) under the Securities Act. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

  to a person whom the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 1 44A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

  pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available)

  pursuant to an effective registration statement under the Securities Act; or

  pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the New Notes.

PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for such Old Notes. For a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the New Notes, or a combination of these methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the New Notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of Old Notes for New Notes will not be treated as a taxable transaction for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or in extent from the Old Notes. Rather, the New Notes you receive should be treated as a continuation of your investment in the Old Notes. As a result, there will be no material U.S. federal income tax consequences to you resulting from the exchange of Old Notes for New Notes.

     We recommend that you consult your own tax advisors concerning the tax consequences arising under state, local, or foreign laws of the exchange of Old Notes for New Notes.

VALIDITY OF THE NEW NOTES

     The validity of the New Notes will be passed upon for the Company by Davis Polk & Wardwell, New York, New York and Candace S. Cummings, Vice President – Administration, General Counsel and Secretary of the Company.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to V.F. Corporation’s Annual Report on Form 10-K for the fiscal year ended January 4, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$300,000,000

VF Corporation

Offer to Exchange

$300,000,000 6% New Notes due 2033

for

$300,000,000 6% Notes due 2033

PROSPECTUS

November     , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, as amended (the “BCL”), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that, in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that, to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1746 of the BCL, a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Section 518 of the Pennsylvania Associations Code (“Section 518”) provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors, or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Section 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending, or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section 518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     In addition to the power to advance expenses under the BCL, Section 518 and Section 1745 provide that expenses incurred by an officer, director, employee, or agent in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise.

     The registrant’s By-Laws provide that any person made a party to any lawsuit by reason of being a director or officer of the registrant may be indemnified by the registrant, to the fullest extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys’ fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-Laws further provide that a director of the registrant shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 512 of the Pennsylvania Associations Code or as

such law may be amended from time to time and (b) the breach of duty constituted self- dealing, willful misconduct, or recklessness. The limitation on a director’s personal liability for monetary damages does not apply to a director’s criminal liability or liability for taxes.

     The registrant maintains directors’ and officers’ liability insurance for expenses for which indemnification is permitted by the BCL and Section 518. These insurance policies insure the registrant against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties, and other matters uninsurable under law) arising from any claim made against them on account of any alleged “wrongful act” in their official capacity. A wrongful act is defined as “any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers,” subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties, and other matters uninsurable under law) arising out of the insured’s breach of fiduciary duty, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules.

(a)

1.1	Purchase Agreement, dated October 8, 2003, between V.F. Corporation and Banc of America
Securities LLC and Citigroup Global Markets Inc., as initial purchasers.

3.1	Articles of Incorporation*

3.2	By-Laws*

4.1	Indenture, dated as of September 29, 2000, among V.F. Corporation, as Issuer, and The Bank of
New York (successor to United States Trust Company of New York), as Trustee.**

4.2	Form of New Note due 2033.

4.3	Exchange and Registration Rights Agreement, dated as of October 14, 2003, among V.F.
Corporation and Banc of America Securities LLC and Citgroup Global Markets, Inc.***

5.1	Opinion of Davis Polk & Wardwell regarding the validity of the New Notes.

5.2	Opinion of Candace S. Cummings Vice President – Administration, General Counsel and
Secretary of V.F. Corporation.

8.1	Opinion of Davis Polk & Wardwell regarding tax matters (included in Exhibit 5.1).

10.1	Material Contracts*

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed
Charges and Preferred Stock Dividends.

21.1	Subsidiaries of the Registrant*

23.1	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2	Consent of Candace S. Cummings (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature pages of this registration statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New
York, as Trustee.

II-2

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Clients.

99.4	Form of Letter to Nominees.

99.5	Form of Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner.

99.6	Form of Exchange Agent Agreement.

(b)	Not Applicable.

(c)	Not Applicable.

*	Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 4, 2003 (File Number: 1-5256).

**	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File Number: 1-5256).

***	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended October 4, 2003 (File Number: 1-5256).

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (v) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (vi) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on this 13th day of November, 2003.

Company Name

By:	/s/ Robert K. Shearer

Name: Robert K. Shearer Title: Vice President—Finance and Global Processes and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below on this registration statement hereby constitutes and appoints each of Candace S. Cummings and Robert K. Shearer with full power to act without the other, his / her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, and for him/her and in his/her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby notifying and confirming all that such attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mackey J. McDonald Mackey J. McDonald	Chairman of the Board, President and Chief Executive Officer	November 13, 2003

/s/ Robert K. Shearer Robert K. Shearer	Vice President—Finance and Global Processes and Chief Financial Officer	November 13, 2003

/s/ Robert A. Cordaro Robert A. Cordaro	Vice President—Controller and Chief Accounting Officer	November 13, 2003

/s/ Juan Ernesto de Bedout Juan Ernesto de Bedout	Director	November 13, 2003

/s/ Robert D. Buzzell Robert D. Buzzell	Director	November 13, 2003

/s/ Edward E. Crutchfield Edward E. Crutchfield	Director	November 13, 2003

/s/ Ursula Fairbairn Ursula Fairbairn	Director	November 13, 2003

/s/ Barbara S. Feigin Barbara S. Feigin	Director	November 13, 2003

/s/ George Fellows George Fellows	Director	November 13, 2003

/s/ Daniel R. Hesse Daniel R. Hesse	Director	November 13, 2003

/s/ Robert J. Hurst Robert J. Hurst	Director	November 13, 2003

/s/ W. Alan McCollough W. Alan McCollough	Director	November 13, 2003

/s/ M. Rust Sharp M. Rust Sharp	Director	November 13, 2003

/s/ Raymond G. Viault Raymond G. Viault	Director	November 13, 2003

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated October 8, 2003, between V.F. Corporation and Banc of America
Securities LLC and Citigroup Global Markets Inc., as initial purchasers.

3.1	Articles of Incorporation*

3.2	By-Laws*

4.1	Indenture, dated as of September 29, 2000, among V.F. Corporation, as Issuer, and The Bank of
New York (successor to United States Trust Company of New York), as Trustee.**

4.2	Form of New Note due 2033.

4.3	Exchange and Registration Rights Agreement, dated as of October 14, 2003, among V.F.
Corporation and Banc of America Securities LLC and Citgroup Global Markets, Inc.***

5.1	Opinion of Davis Polk & Wardwell regarding the validity of the New Notes.

5.2	Opinion of Candace S. Cummings Vice President – Administration, General Counsel and
Secretary of V.F. Corporation.

8.1	Opinion of Davis Polk & Wardwell regarding tax matters (included in Exhibit 5.1).

10.1	Material Contracts*

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed
Charges and Preferred Stock Dividends.

21.1	Subsidiaries of the Registrant*

23.1	Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2	Consent of Candace S. Cummings (included in Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature pages of this registration statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New
York, as Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Clients.

99.4	Form of Letter to Nominees.

99.5	Form of Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner.

99.6	Form of Exchange Agent Agreement.

     * Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 4, 2003 (File Number: 1-5256).

     ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File Number: 1-5256).

   *** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended October 4, 2003 (File Number: 1-5256).